Sound Financial Bancorp, Inc. Announces Second Quarter 2014 Earnings
Quarterly net income is $1.2 million, or $0.47 per share
Seattle, Wash., July 28, 2014 -- Sound Financial Bancorp, Inc. (Nasdaq: SFBC), the holding company (the "Company") for Sound Community Bank (the "Bank"), today reported net income of $1.2 million for the quarter ended June 30, 2014, or $0.47 per diluted common share, as compared to net income of $1.1 million, or $0.43 per diluted common share, for the quarter ended June 30, 2013.
"As we mark the halfway point of 2014, we continue to execute on our business plan.  Both loans and deposits increased this quarter demonstrating our commitment to the communities we serve," said President and CEO Laurie Stewart.  "Adoption of new technologies such as Business Mobile Banking and Business EZ Deposit help us remain relevant in the marketplace while enhancing our commitment to sustainability. Earnings were up 23.2% quarter over quarter as a result of increased revenue with no significant increases in expense."
Sound Financial Bancorp, Inc. ranked 9th in the region in the Seattle Times' Best of the Northwest Top Companies 2013.  In addition, the Puget Sound Business Journal ranked the Company 7th for increased net profit, 32nd for fastest growing companies, and 59th for largest public companies in the State of Washington.
In May, the Bank entered into an agreement with Columbia Bank to acquire three retail branches on the North Olympic Peninsula in Sequim, Port Ludlow and Port Townsend subject to regulatory approval from the FDIC and Washington State Department of Financial Institutions.  The acquisition will increase the Bank's existing deposit market share in Sequim and Port Angeles and extend the Bank's footprint into Port Ludlow.  The Bank anticipates acquiring approximately $29 million of deposits and $1 million of loans from the transaction.
The Company also announced today that its Board of Directors declared a cash dividend on Sound Financial Bancorp common stock of $0.05 per share, payable on August 27, 2014 to stockholders of record as the close of business on August 13, 2014.
Highlights for the second quarter of 2014 include:
•	Net interest income increased to $4.6 million, an increase of 1.1% compared to the first quarter of 2014 and 7.0% from the same period last year;
•	Provision for loan losses remained unchanged at $200,000 for both the current quarter and the first quarter of 2014, and decreased 55.6% from $450,000 for the second quarter of 2013;
•	Loans increased 3.3% to $403.9 million, compared to December 31, 2013 and 12.6% from June 30, 2013;
•	Deposits increased 7.3% to $373.9 million, compared to December 31, 2013 and 17.0% from June 30, 2013;
•	Nonperforming assets to total assets decreased to 0.50%, compared to 0.70% at December 31, 2013 and 0.75% at June 30, 2013;
•	Annualized net charge-offs decreased to 0.19%, a decrease of 1 basis point compared to the first quarter of 2014 and 29 basis points from the same period last year.
•	Tier 1 leverage ratio of 10.37%; Total risk-based capital of asset ratio of 14.44%
Capital ratios exceeded regulatory requirements for a well-capitalized financial institution on a holding company and bank level at June 30, 2014.
Operating Results
Net interest income increased $52,000 to $4.6 million in the second quarter of 2014, compared to the first quarter of 2014 and increased $302,000 from $4.3 million in the second quarter of 2013.  The increase was primarily a result of higher average loan balances.
The net interest margin was 4.40% for the second quarter of 2014, compared to 4.41% for the first quarter of 2014 and 4.68% in the second quarter of 2013. The decline in the net interest margin was due to lower asset yields due to the continued low interest rate environment.
The provision for loan losses in the second quarter of 2014 was $200,000, which was the same as the first quarter of 2014.  The provision for loan losses was $450,000 for the second quarter of 2013.  The decline from a year ago was primarily due to lower charge-offs and lower balances of nonperforming loans which was partially offset by higher average loan balances and changes in the composition of our loan portfolio.
Noninterest income increased $335,000, or 42.7%, to $1.1 million in the second quarter of 2014, compared to $785,000 in the first quarter of 2014.  Noninterest income decreased $238,000, or 17.5%, from $1.4 million in the second quarter of 2013.  The increase from the first quarter was primarily reflective of higher gains on sale of loans and mortgage servicing income due to higher purchase activity due to seasonality in the home buying market.  The decrease from a year ago was primarily reflective of reduced gain on sale of loans due to lower volumes and average premiums on loans sold.

Noninterest expense for the second quarter of 2014 was $3.8 million, compared to $3.7 million for the first quarter of 2014 and $3.6 million for the second quarter of 2013.  The increase from the first quarter was primarily a result of increased professional and data processing expenses.   The increase from a year ago was primarily from higher salaries and benefits.
The efficiency ratio for the second quarter of 2014 was 63.60%, compared to 67.29% for the first quarter of 2014 and 59.74% for the second quarter of 2013.  The increase in the efficiency ratio compared to a year ago was primarily due to higher salary and benefits as a result of a modest increase in FTEs and lower noninterest income as a result of lower gain on the sale of loans.  These increases were partially offset by an increase in interest income and decrease in the provision for loan losses over the comparable periods.
Balance Sheet Review, Capital Management and Credit Quality
The Company's total assets as of June 30, 2014 were $468.9 million, compared to $442.6 million at December 31, 2013 and $409.6 million a year ago.  This increase was primarily a result of higher loan and cash balances which increased $13.0 and $13.5 million, respectively, from the end of 2013 and $45.3 and $17.1 million, respectively, from June 30, 2013.
The investment securities available-for-sale portfolio totaled $14.1 million at June 30, 2014, compared to $15.4 million at December 31, 2013 and $17.0 million at June 30, 2013.  At June 30, 2014, the securities available-for-sale portfolio was comprised of $9.5 million agency mortgage-backed securities (all issued by U.S. Government sponsored entities), $2.6 million in private-label mortgage-backed securities and $2.0 million in municipal bonds.
Loans, excluding loans held-for-sale, totaled $403.9 million at June 30, 2014, compared to $390.9 million at December 31, 2013 and $358.7 million a year ago.  At June 30, 2014, commercial real estate loans accounted for 37.9% of the portfolio and residential real estate loans accounted for 30.1% of the portfolio.  Home equity, manufactured and other consumer loans accounted for 14.8% of the portfolio.  Construction and land loans accounted for 11.7% of the portfolio and commercial and industrial loans accounted for the remaining 5.5% of the portfolio.
The weighted average yield on the loan portfolio was 5.17% for the second quarter of 2014, compared to 5.24% for the first quarter of 2014 and 5.66% for the second quarter of 2013.
Nonperforming assets ("NPAs"), which include non-accrual loans, accruing loans 90 days and more delinquent, other real estate owned ("OREO") and other repossessed assets decreased to $2.3 million, or 0.50% of total assets, at June 30, 2014 compared to $3.1 million, or 0.70% of total assets at December 31, 2013.  NPAs were $3.1 million, or 0.75% of total assets, at June 30, 2013.
The following table summarizes our NPAs at June 30, 2014, December 31, 2013 and June 30, 2013:

Nonperforming Loans:	At Jun 30, 2014		At Dec 31, 2013		At Jun 30, 2013
(in $000s, unaudited)	Balance	% of Total	Balance	% of Total	Balance	% of Total
One- to four- family	$826	35.3%	$772	24.9%	$833	27.2%
Home equity loans	401	17.2	222	7.2	542	17.7
Commercial and multifamily	764	32.7	820	26.5	469	15.3
Manufactured	24	1.0	106	3.4	24	0.8
Other consumer	4	0.2	1	nm	-	nm
Total nonperforming loans	2,019	86.4	1,921	62.0%	1,868	61.1%
OREO and Other Repossessed Assets:
One- to four- family	232	9.9	1,086	35.0	1,131	37.0
Manufactured	87	3.7	92	3.0	59	1.9
Total OREO and repossessed assets	319	13.6	1,178	38.0	1,190	38.9
Total nonperforming assets	$2,338	100.0%	$3,099	100.0%	$3,058	100.0%
nm = not meaningful
The following table summarizes the allowance for loan losses:
	For the Quarter Ended:
Allowance for Loan Losses	Jun 30,	Mar 30,	Jun 30,
(in $000s, unaudited)	2014	2014	2013
Balance at beginning of period	$4,176	$4,046	$4,046
Provision for loan losses during the period	200	200	450
Net charge-offs during the period	(185)	(201)	(367)
Balance at end of period	$4,191	$4,176	$4,129

Allowance for loan losses to total loans	1.04%	1.06%	1.15%
Allowance for loan losses to total nonperforming loans	207.58%	224.40%	221.04%

The increase in the allowance for loan losses at June 30, 2014, compared to the prior quarter and year ago quarter was due to increased average loan balances which were offset by improved credit metrics in our loan portfolio.  Net charge-offs totaled $185,000 for the quarter ended June 30, 2014, compared to net charge-offs of $201,000 for the first quarter of 2014 and $367,000 for the second quarter of 2013.
Deposits increased to $373.9 million at June 30, 2014, compared to $348.3 million at December 31, 2013 and $319.5 million at June 30, 2013.   FHLB borrowings decreased to $39.9 million at June 30, 2014, compared to $43.2 million at December 31, 2013 and $40.5 million at June 30, 2013.
The cost of deposits decreased to 0.61% during the quarter ended June 30, 2014, from 0.63% for the first quarter of 2014 and 0.62% during the quarter ended June 30, 2013.  The cost of borrowings was 0.56% during the quarter ended June 30, 2014, compared to 0.53% for the first quarter of 2014 and 0.59% for the quarter ended June 30, 2013.

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, and is headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim and Port Angeles. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with an additional Loan Production Office in the Madison Park neighborhood of Seattle, Washington. For more information, please visit www.soundcb.com.
Forward Looking Statement Disclaimer
"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains statements that are not historical or current fact and constitute forward-looking statements.  In some cases, you can identify these statements by words such as "may", "might", "will", "should", "expect", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential", or "continue", the negative of these terms and other comparable terminology.  Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business.
These statements are only predictions based on our current expectations and projections about future events, and there are or may be important factors that could cause our actual results for 2013 and beyond to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.
There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially, include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage, consumer and other loans, real estate values, competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services.
CONSOLIDATED INCOME STATEMENTS	Quarter Ended			Sequential Quarter	Year over Year
(in $000s, unaudited)	Jun 30, 2014	Mar 31, 2014	Jun 30, 2013	% Change	% Change
Interest income	$5,240	$5,202	$4,886	0.7%	7.2%
Interest expense	596	610	544	(2.3)	9.6
Net interest income before provision for loan losses	4,644	4,592	4,342	1.1	7.0
Provision for loan losses	200	200	450	0.0	(55.6)
Net interest income after provision for loan losses	4,444	4,392	3,892	1.2	14.2
Noninterest income:
Service charges and fee income	700	536	551	30.6	27.0
Increase in cash surrender value of life insurance	86	80	74	7.5	16.2
Mortgage servicing income	80	(47)	184	(270.2)	(56.5)
Gain on sale of loans	110	76	310	44.7	(64.5)
Other noninterest income	144	140	239	2.9	(39.7)
Total noninterest income	1,120	785	1,358	42.7	(17.5)
Noninterest expense:
Salaries and employee benefits	1,958	2,067	1,705	(5.3)	14.8
Operations expense	1,009	892	991	13.1	1.8
Data processing	328	344	318	(4.7)	3.1
Losses and expenses related to OREO	78	83	164	(6.0)	(52.4)
Other noninterest expense	402	346	391	16.2	2.8
Total noninterest expense	3,775	3,732	3,569	1.2	5.8
Income before income taxes	1,789	1,445	1,681	23.8	6.4
Income tax expense	573	458	539	25.1	6.3
Net income	$1,216	$987	$1,142	23.2%	6.5

KEY FINANCIAL RATIOS (in $000s, unaudited)
Return on average assets	1.09%	0.89%	1.14%	22.5%	(4.4)%
Return on average equity	10.22	8.47	10.28	20.7	(0.6)
Net interest margin	4.40	4.41	4.68	(0.2)	(6.0)
Efficiency ratio	63.60	67.29	59.74	(5.5)	6.5

PER COMMON SHARE DATA	Quarter Ended			Sequential Quarter	Year over Year
(in $000s, except per share data, unaudited)	Jun 30, 2014	Dec 31, 2013	Jun 30, 2013	% Change	% Change
Basic earnings per share	$0.48	$0.40	$0.44	20.0%	9.1%
Diluted earnings per share	$0.47	$0.39	$0.43	20.5	9.3
Weighted average basic shares outstanding	2,510	2,532	2,587	(0.9)	(3.0)
Weighted average diluted shares outstanding	2,601	2,597	2,638	0.2	(1.4)
Common shares outstanding at period-end	2,516	2,511	2,587	0.2	(2.7)
Book value per share	$19.15	$18.52	$17.58	3.4	8.9

CONSOLIDATED BALANCE SHEET				Sequential Quarter	Year over Year
(in $000's, unaudited)	Jun 30, 2014	Dec 31, 2013	Jun 30, 2013	% Change	% Change
ASSETS
Cash and cash equivalents	$28,866	$15,334	$11,760	88.2%	145.5%
Securities available-for-sale, at fair value	14,082	15,421	16,965	(8.7)	(17.0)
Loans held-for-sale	1,921	130	2,078	1377.7	(7.6)
Loans:
One- to four- family residential	121,424	117,452	101,227	3.4	20.0
Home equity	35,222	35,155	35,055	0.2	0.5
Commercial and multifamily	153,036	156,600	148,231	(2.3)	3.2
Construction and land	47,172	44,300	38,409	6.5	22.8
Manufactured homes	12,975	13,496	14,670	(3.9)	(11.6)
Other consumer	11,764	10,255	9,265	14.7	27.0
Commercial business	22,345	13,668	11,802	63.5	89.3
Total loans, gross	403,938	390,926	358,659	3.3	12.6
Allowance for loan losses	(4,191)	(4,177)	(4,129)	0.3	1.5
Loans, net	399,747	386,749	354,530	3.4	12.8
Accrued interest receivable	1,391	1,366	1,333	1.8	4.4
Bank-owned life insurance	11,235	11,068	10,872	1.5	3.3
OREO and other repossessed assets, net	319	1,178	1,190	(72.9)	(73.2)
Mortgage servicing rights, at fair value	2,993	2,984	2,670	0.3	12.1
FHLB stock, at cost	2,270	2,314	2,357	(1.9)	(3.7)
Premises and equipment, net	2,006	2,138	2,233	(6.2)	(10.2)
Other assets	4,110	3,929	3,577	4.6	14.9
Total assets	$468,940	$442,611	$409,565	5.9	14.5
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Demand deposit, noninterest-bearing	46,979	34,594	33,970	35.8	38.3
Demand deposit, interest-bearing	85,355	70,639	27,966	20.8	205.2
Savings and money market	80,517	85,578	113,388	(5.9)	(29.0)
Time deposits	161,061	157,528	144,190	2.2	11.7
Total deposits	373,912	348,339	319,514	7.3	17.0
Accrued interest payable and other liabilities	6,942	4,547	4,012	52.7	73.0
Borrowings	39,899	43,221	40,542	(7.7)	(1.6)
Total liabilities	420,753	396,107	364,068	6.2	15.6
Shareholders' Equity:
Common stock	25	25	26	0.0	(3.8)
Paid-in capital	23,169	23,829	24,873	(2.8)	(6.9)
Unearned shared – ESOP	(1,369)	(1,369)	(1,598)	0.0	(14.3)
Retained earnings	26,239	24,288	22,546	8.0	16.4
Accumulated other comprehensive loss	123	(269)	(350)	(145.7)	(135.1)
Total shareholders' equity	48,187	46,504	45,497	3.6	5.4
Total liabilities and shareholders' equity	$468,940	$442,611	$409,565	5.9	14.5

CREDIT QUALITY DATA (in $000's, unaudited)	Jun 30, 2014	Dec 31, 2013	Jun 30, 2013	Sequential Quarter % Change	Year over year % Change
Nonaccrual loans	$678	$558	$1,481	21.5%	(54.2)%
Nonperforming restructured loans and loans over 90 days past due and on accrual	1,341	1,363	387	(1.6)	246.5
Total nonperforming loans	2,019	1,921	1,868	5.1	8.1
OREO and other repossessed assets	319	1,178	1,190	(72.9)	(73.2)
Total nonperforming assets	2,338	3,099	3,058	(24.6)	(23.5)
Performing restructured loans on accrual	4,905	5,404	6,055	(9.2)	(19.0)
Net charge-offs during the quarter	185	138	367	34.1	(49.6)
Provision for loan losses during the quarter	200	200	450	0.0	(55.6)
Allowance for loan losses	4,191	4,177	4,129	0.3	1.5
Classified assets	7,931	7,192	11,384	10.3	(30.3)
Allowance for loan losses to total loans	1.04%	1.07%	1.15%	(2.8)	(9.6)
Allowance for loan losses to total nonperforming loans	207.58%	217.44%	221.04%	(4.5)	(6.1)
Nonperforming loans to total loans	0.50%	0.49%	0.52%	2.0	(3.8)
Nonperforming assets to total assets	0.50%	0.70%	0.75%	(28.6)	(33.3)

OTHER PERIOD-END STATISTICS
(unaudited)
Sound Community Bank:
Loan to deposit ratio	106.91%	111.74%	112.30%	(4.3)	(4.8)%
Noninterest-bearing deposits / total deposits	12.56	9.93	10.60	26.5	18.5
Leverage ratio	10.37	10.00	10.22	3.7	1.5
Tier 1 risk-based capital ratio	13.24	13.02	12.90	1.7	2.6
Total risk-based capital ratio	14.44	14.26	14.15	1.3	2.0

Media:	Financial:
Laurie Stewart	Matt Deines
President/CEO	EVP/CFO
(206) 448-0884 x306	(206) 448-0884 x305